UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 27, 2018

Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging Growth Company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On December 27, 2018, Enstar Group Limited (the "Company") as borrower and certain of its subsidiaries as guarantors entered into a three-year unsecured $500 million term loan credit agreement (the "Credit Agreement") with the lenders party thereto (the "Lenders") and Wells Fargo Bank, National Association as administrative agent. Wells Fargo Securities, LLC, National Australia Bank Limited (“NAB”) and SunTrust Robinson Humphrey, Inc. acted as joint lead arrangers and joint bookrunners, and NAB and SunTrust Bank acted as co-syndication agents.
The Credit Agreement provides for a three-year unsecured $500 million term loan facility (the “Facility”), pursuant to which the Company borrowed the full $500 million in a single draw on December 27, 2018. The proceeds of the Facility may be used for general corporate purposes, including the funding of permitted acquisitions and investments. Pursuant to the Credit Agreement, the Company may increase the principal amount of the Facility up to $150 million in the aggregate from the existing Lenders or additional lenders, subject to the terms of the agreement.
Term loans under the Facility bear interest at a rate based on the Company’s long term senior unsecured debt ratings. The Credit Agreement imposes various financial and business covenants on the Company and its subsidiaries, including certain limitations on mergers and consolidations, acquisitions, indebtedness and guarantees, restrictions as to dispositions of stock and assets, and limitations on liens.
During the existence of any event of default (as defined in the Credit Agreement), the administrative agent may, and at the request of the required Lenders shall, declare all or a portion of outstanding amounts immediately due and payable. At the request of the required Lenders during any event of default, term loans under the Facility would bear interest at the applicable interest rate plus 2.0%. Further, upon the occurrence of certain events of default, outstanding amounts automatically become immediately due and payable and term loans under the Facility automatically bear interest at the applicable interest rate plus 2.0%. The Facility terminates and all amounts borrowed must be repaid on December 27, 2021, the third anniversary of the entry into the Facility.
Certain of the Lenders and other parties to the Credit Agreement, and their affiliates, have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the Company and its subsidiaries. Such Lenders and other parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries for such services.
The foregoing description of the Credit Agreement is qualified by reference to the full text of the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The provisions of Item 1.01 of this Current Report on Form 8-K are incorporated by reference into this Item 2.03.
Item 8.01. Other Items.
On December 27, 2018, the Company completed a previously announced transaction in which its wholly-owned subsidiary, Enstar Holdings (US) LLC acquired all of the shares of Maiden Reinsurance North America, Inc. from Maiden Holdings North America, Ltd. As previously disclosed, the transaction included novation and retrocession agreements pursuant to which the Company's subsidiary, Cavello Bay Reinsurance Limited, assumed certain Maiden Reinsurance Ltd. business in exchange for a ceding commission.
The net consideration paid in the transactions was $272.4 million, which represents the adjusted purchase price less the ceding commission and was financed using proceeds from the Facility. At closing, the Company assumed approximately $1.3 billion of net loss and loss adjustment expense reserves and unearned premium reserves.

Item 9.01. Financial Statements and Exhibits
Exhibits

Exhibit No.	Description

10.1	Term Loan Credit Agreement, dated as of December 27, 2018, among Enstar Group Limited and certain of its subsidiaries, Wells Fargo Bank, National Association and each of the lenders party thereto

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

Date: January 2, 2019	By:	/s/ Guy Bowker
Guy Bowker
Chief Financial Officer